UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material Pursuant to Rule 14a-12
AQUILA, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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	(1)	Title of each class of securities to which transaction applies:
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	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:

ffny03\masteke\683957.1

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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This filing consists of an email sent by Aquila, Inc. to certain of its institutional investors on February 7, 2007.

Aquila's execution of our repositioning strategy since 2002 has streamlined the company's business profile, reduced debt and improved operational efficiencies. As we gained financial strength, we attracted various acquisition proposals. Our Board and management determined that a competitive auction process would most likely yield the best outcome for our shareholders.

In May 2006, we engaged financial advisors to conduct an auction process. The process was thorough and robust. Today we are announcing the transactions that have come from that process.

When exercising their fiduciary duties and evaluating proposals, our Board and management determined that the Giant and Blue proposals would maximize shareholder value and are in the best interest of our shareholders and the company. After the transactions close, in addition to cash, Asteroid shareholders will have shares in a combined company that is trading at more conservative valuation levels, is paying a dividend, has a much stronger credit profile and has the capacity for accelerated earnings growth

Please join us for a conference call and web cast on Wednesday, February 7,

2007 at 9:30 a.m. Eastern Time/8:30 a.m. Central Time to discuss the Great Plains Energy/Aquila and the Black Hills Corporation/Aquila transactions. For complete instructions on how to actively participate in the conference call, or to listen to the live audio webcast or a replay of the webcast, please refer to the Investor Relations sections at www.greatplainsenergy.com, www.aquila.com or www.blackhillscorporation.com.

Additional Information

This information is not a solicitation of a proxy from any holder of Aquila or Great Plains. In connection with the proposed transaction, Great Plains will file a registration statement, including a joint proxy statement of Aquila and Great Plains, with the Securities and Exchange Commission (the "SEC"). Investors are urged to read the registration and joint proxy statement (including all amendments and supplements thereto) when they become available because it will contain important information about Aquila, Great Plains and the proposed transaction. Investors may obtain free copies of the registration and joint proxy statement when it becomes available, as well as other filings containing information about Aquila and Great Plains, without charge, at the SEC's Internet site (www.sec.gov). These documents may also be obtained for free from Great Plains' Investor Relations web site

(www.greatplainsenergy.com) or by directing a request to Great Plains at: Corporate Secretary, Great Plains Energy Incorporated, 1201 Walnut, Kansas City, Missouri 64106. Copies of Aquila's filings may be obtained for free from Aquila's Investor Relations Web Site (www.aquila.com) or by directing a request to Aquila at: Corporate Secretary, Aquila, Inc., 20 West Ninth, Kansas City, Missouri 64105.

Aquila and Great Plains and their respective directors and executive officers and other members of management and employees are potential participants in the solicitation of proxies from Aquila and Great Plains shareholders in respect of the proposed transaction. Information about our executive officers and directors is available in our 2005 Annual Report on Form 10-K filed with the SEC on March 7, 2006, and definitive proxy statement for our 2006 Annual Meeting of Shareholders filed with the SEC on March 24, 2006. Information about Great Plains' executive officers and directors is available in Great Plains' 2005 Annual Report on Form 10-K filed with the SEC on March 8, 2006, and definitive proxy statement for the Great Plains 2006 Annual Meeting of Shareholders filed with the SEC on March 20, 2006. Additional information regarding the interests of such potential participants in the proposed transaction will be included in the registration and joint proxy statement filed with the SEC when it becomes available.